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                                October 31, 2003

Western Wireless Corporation
3650 131st Avenue SE, Suite 400
Bellevue, WA 98006

Ladies and Gentlemen:

We have acted as counsel to Western Wireless Corporation (the "Company") in connection with the filing of the Company's prospectus supplement dated October 29, 2003 (the "Prospectus Supplement") to the prospectus dated September 24, 2003 (the "Prospectus"). The Prospectus was contained in the Company's registration statement on Form S-3 (Registration No. 333-108723) (the "Registration Statement") initially filed with the Securities and Exchange Commission on September 11, 2003, as subsequently amended, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to an aggregate of $300,000,000 of the Company's debt securities, shares of preferred stock or shares of Class A common stock.

The Company currently proposes to sell 12,000,000 shares (the "Takedown Shares") of the Company's Class A common stock, no par value per share, under the Registration Statement (the "Offering") to J.P. Morgan Securities Inc. pursuant to an underwriting agreement dated October 29, 2003 between the Company and J.P. Morgan Securities Inc. (the "Underwriting Agreement").

We have reviewed the corporate action of the Company in connection with the Offering and have examined such documents, corporate records, and other instruments as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that the Takedown Shares, when issued, sold and delivered pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited solely to the laws of the State of Washington and United States federal laws. We express no opinion as to any matter other than expressly set forth above, and no other opinion is intended to be implied or inferred herefrom. The opinions expressed herein are opinions of legal matters and not factual matters. Our opinions are given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise of any change in law, facts or circumstances, occurring after the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference to our firm in the Prospectus and the Prospectus Supplement under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        PRESTON GATES & ELLIS LLP

                                        By   /s/ Richard B. Dodd